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Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

        This employment agreement ("Agreement") is dated as of May 16, 2006, and is entered into by and among Daniel M. Quinn ("Employee"), Centennial Bank Holdings, Inc., a Delaware corporation ("CBH" or the "Employer"). As an inducement to render services and superior performance, Employee and Employer agree as follows:

        1.    Employment.    During the term of this Agreement, Employee agrees to devote his best efforts to the business of Employer, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of Employer.

        2.    Title; Duties.    During the term of this Agreement, Employee shall serve as Chief Executive Officer of CBH. The duties of Employee shall be those duties which are appropriate (including appropriate authority and responsibilities) to Employee's position with Employer and to which Employer and Employee may hereafter mutually agree in writing. Employee's duties may, subject to the provisions of Section 9(f), from time to time, be changed or modified at the discretion of the Board, subject to the terms of this Agreement. It is agreed that, at the request of the Board, Employee shall serve as President of CBH during the Employment Term without any additional consideration.

        3.    Salary and Benefits.

            (a)    Base Salary.    Employer shall, during the Term of Employment, pay Employee an annual base salary of $450,000. Such salary shall be paid in accordance with Employer's payroll practices as in effect from time to time less applicable withholding and salary deductions. Employee's base salary shall be reviewed at least annually in accordance with Employer's salary review process as in effect from time to time, provided, however, that Employee's base salary shall not be decreased during the Term of Employment if Employee continues to serve as Chief Executive Officer of CBH during the Term of Employment.

            (b)    Bonus.    Subject to the terms of this Agreement, Employee shall be eligible to receive an annual bonus for each year during the term of this Agreement. Employee's annual bonus for 2006 will be $450,000, pro rated for the number days of employment during that year. For subsequent years, Employee's target bonus will be 100% of annual base salary up to a maximum of 200% of annual base salary, and Employee's earned annual bonus for subsequent years will be determined by the Compensation, Nominating and Governance Committee of the Board and subject to Employer's annual bonus program as in effect from time to time.

            (c)    Restricted Stock.    The Employer shall grant Employee 300,000 shares of restricted stock on the date of this Agreement, which will be subject to the same vesting conditions and performance targets as are applicable to similarly situated executives. The grant will be subject to the terms of CBH's 2005 Stock Incentive Plan as in effect from time to time.

            (d)    Reimbursement of Business Expenses.    Employer shall reimburse Employee for all out-of-pocket business expenses incurred by Employee in the course of his duties, in accordance with, Employer's policies as in effect from time to time. Employee shall be required to submit to Employer appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

            (e)    Employee Benefits.    Employee shall be eligible to participate in the employee benefit plans, programs, policies and arrangements generally available to employees of Employer and to receive the other perquisites provided to senior executive officers of Employer, in each case in accordance with the terms and conditions of such plans, programs, policies, arrangements and other perquisites as in effect from time to time.

            (f)    Benefits Not in Lieu of Compensation.    No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary or other compensation.

            (g)    Stock Ownership.    Employee acknowledges that the Board of Directors has recommended stock ownership of $1 million of shares of Employer's common stock. Employee shall undertake in good faith to purchase such shares over a reasonable period of time.

        4.    Term of Agreement.    Employee's employment under this Agreement (the "Term of Employment") will begin on the date of this Agreement and end on termination in accordance with Section 5 or 6.

        5.    General Termination Provisions.

            (a)    Death and Disability.    Employer may terminate Employee's employment due to Disability. If employment is so terminated or terminates as a result of Employee's death, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

            (b)    Termination by Employer.    Employer may terminate Employee's employment upon sixty (60) days prior written notice; provided no prior notice shall be required of a termination for Cause. Upon such termination, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

            (c)    Termination by Employee.    Employee may terminate his employment at any time during the Term of Employment, upon sixty (60) days prior written notice. Upon such termination, Employer shall pay or provide for all Accrued Compensation and Other Benefits.

            (d)    Limits.    On any termination in accordance with this Section 5, Employer shall have no further obligation to make payments under this Agreement other than as specifically provided for in this Section 5.

        6.    Special Termination Provisions.

            (a)    Termination Without Cause or For Good Reason Following a Change-in-Control.    Notwithstanding Section 5, if within 2 years following a Change-in-Control Employer terminates Employee's employment other than for Cause or Employee terminates his employment for Good Reason, then Employer shall:

                (i)  pay to the Employee in one lump sum within five (5) days of such termination, an amount in cash equal to 2.99 times the Employee's Compensation;

               (ii)  for 24 months following the date of such termination, continue to provide medical and dental benefits to the Employee, his spouse and his eligible dependants on the same basis as such benefits are then currently provided to such Employee (the "Medical Benefits"); provided that such benefits shall be secondary to any other coverage obtained by the Employee; provided, however, that if Employer's welfare plans do not permit such coverage, Employer will provide Employee the Medical Benefits with the same tax effect; and

              (iii)  pay or provide for all Accrued Compensation and Other Benefits.

            (b)    Limits.    Employer's obligation to make any payments to Employee as described in this Section 6 (other than Accrued Compensation) is contingent upon Employee's execution of a Waiver and Release of Claims, a form of which is attached to this Agreement as Annex A. On any termination in accordance with this Section 6, Employer shall have no further obligation to make payments under this Agreement other than as specifically provided for in this Section 6 and Employee shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Employer or its affiliates. For the avoidance of doubt, a termination due to Disability or death is subject to Section 5.

        7.    Excess Payments.    Notwithstanding any provision of this Agreement to the contrary, in the event any payments or non-cash benefits that Employee is entitled to receive (whether pursuant to the terms of this Agreement or otherwise (the "Payments")) would be subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amounts payable to Employee under this Agreement shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the "Safe Harbor Cap"). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Employee under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.

        8.    Covenants Not to Compete or Solicit Employer Clients and Employees; Confidential Information.

            (a)    Restricted Period.    The "Restricted Period" is the period beginning on the Effective Date and ending 2 years after the date Employee's employment terminates; provided that, for purposes of Section 8(b), the Restricted Period will end on the date Employee's employment is terminated by the Employer without Cause or by the Employee with Good Reason.

            (b)    Non-Compete.    During the Restricted Period, Employee shall not directly or indirectly (without the prior written consent of Employer) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise in a Restricted Territory and in connection with Employee's association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

                (i)  that is substantially related to any activity that Employee was engaged in with Employer during the 12 months prior to the date of termination of Employee's employment,

               (ii)  that is substantially related to any activity for which Employee had direct or indirect managerial or supervisory responsibility with Employer during the 12 months prior to the date of termination of Employee's employment, or

              (iii)  that calls for the application of specialized knowledge or skills substantially related to those used by Employee in his activities with Employer during the 12 months prior to the date of termination of Employee's employment.

For purposes of this Agreement, "Competitive Enterprise" means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, and "Restricted Territory" means the geographic area of the State of Colorado extending from the continental divide to the eastern State boundary. In addition, for the purposes of this Agreement, Employee acknowledges that Employee is part of "executive and management personnel" of Employer within the meaning of C.R.S. § 8-2-113(2).

            (c)    Non-Solicitation.    During the Restricted Period, Employee shall not, in any manner, directly or indirectly (without the prior written consent of Employer): (i) Solicit any Client to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with Employer, (ii) transact business with any Client that would cause Employee to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between Employer and a Client or (iv) Solicit anyone who is then an employee of Employer (or who was an employee of Employer within the prior 12 months) to resign from Employer or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a "Client" means any client or prospective client of Employer to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with his relationship with or employment by Employer, and "Solicit" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

            (d)    Confidential Information.    Employee hereby acknowledges that, as an employee of Employer, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to Employer and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of Employer. Employee further recognizes and acknowledges that all confidential information is the exclusive property of Employer, is material and confidential, and is critical to the successful conduct of the business of Employer. Accordingly, Employee hereby covenants and agrees that he will use confidential information for the benefit of Employer only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. Notwithstanding the foregoing, Employee shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Employer with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing Employer with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of Employer.

            (e)    Survival.    Any termination of Employee's employment, of the Term of Employment or of this Agreement (or breach of this Agreement by Employee or Employer) shall have no effect on the continuing operation of this Section 8.

            (f)    Validity.    The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Employee's future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Employee and Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

            (g)    Consideration.    The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Employee's promises under this Section 8.

            (h)    Specific Enforcement; Cessation of Payments.    Employer is entitled to an action or proceeding, in addition to its rights under Section 14 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8(b), (c) or (d). Employee agrees that (i) Employee violating any part of Section 8(b), (c) or (d) would cause damage to Employer that cannot be measured or repaired, (ii) Employer therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of such Sections, (iii) no bond will need to be posted for Employer to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8(b), (c) or (d) would be difficult to calculate and that remedies at law would be inadequate. In addition to the other rights provided for in this Section 8(h), it is agreed that, if Employee breaches Section 8(b), (c) or (d), Employer's obligation to make or provide payments or benefits under Section 5 or 6 shall cease, to the extent not already paid or provided.

            (i)    Notice to New Employers.    Before Employee either applies for or accepts employment with any other person or entity while any of Section 8(b), 8(c) or 8(d) is in effect, Employee will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to Employer.

        9.    Definitions.

            (a)    Accrued Compensation.    "Accrued Compensation" shall mean, as of Employee's termination of Employment, (i) unpaid salary, (ii) salary for any accrued vacation not taken and (iii) unpaid expense reimbursements. Accrued Compensation will be paid in one lump sum within five (5) days of such termination.

            (b)    Board.    "Board" shall mean the Board of Directors of Employer.

            (c)    Change-in-Control.    "Change in Control" shall mean

                (i)  stockholder approval of a plan of dissolution or liquidation of CBH;

               (ii)  the individuals who, as of the Effective Date, constitute the Board ("Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the CBH's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "election contest" or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (a "Person") other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

              (iii)  the consummation of a plan of reorganization, merger or consolidation involving the CBH, except for a reorganization, merger or consolidation where (A) the stockholders of the CBH immediately prior to such reorganization, merger or consolidation own directly or indirectly at least 70% of the combined voting power of the outstanding voting securities of the CBH resulting from such reorganization, merger or consolidation (the "Surviving CBH") in substantially the same proportion as their ownership of voting securities of the CBH immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving CBH, or of a CBH beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving CBH;

              (iv)  the sale of all or substantially all the assets of the CBH to another Person; or

               (v)  the acquisition by another Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock representing more than fifty percent (50%) of the voting power of the CBH then outstanding by another Person.

            (d)    Compensation.    "Compensation" shall mean Employee's highest annual compensation for any calendar year in the three calendar years ending with the calendar year which includes the date of Employee's termination of employment with the Company, with Employee's compensation for any such calendar year in which Employee does not complete twelve (12) months of service being annualized on the basis of a twelve (12) month year. For purposes of determining Employee's "Compensation", Employee's annual compensation for any calendar year or portion thereof shall be limited to Employee's base salary, automobile and other expense allowances, and bonus attributable to such calendar year regardless of when paid, before reductions for any amounts excludable from Employee's gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Code or under any nonqualified deferred compensation plan. Notwithstanding anything herein to the contrary, "Compensation" shall not include Employee's income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options.

            (e)    Cause.    Termination of employment for "Cause" shall mean that, prior to any termination pursuant to Section 5(b), Employee shall have committed:

                (i)  an intentional act of fraud, embezzlement or theft;

               (ii)  intentional damage to property of Employer;

              (iii)  intentional disclosure of confidential information or trade secrets of Employer or information relating to customers of Employer or its parent, a subsidiary or affiliate;

              (iv)  willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

               (v)  an act constituting a felony or a misdemeanor involving moral turpitude for which the Employee is convicted by any federal, state or local authority, or to which the Employee enters a plea of guilty or nolo contendere;

              (vi)  an act or omission that causes Employee to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Employee to perform his responsibilities to Employer under this Agreement; or

             (vii)  intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "intentional" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel to be heard before the Board), finding that, in the good faith opinion of the Board, Employee had committed an act set forth above in this Section 9(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his beneficiaries to contest the validity or propriety of any such determination.

            (f)    Disability.    "Disability" shall occur if Employee is incapacitated and absent from his duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. Employee shall be entitled to the disability benefits generally available to employees of Employer, and the disability payment provided for in Section 5(a) hereof shall be apart from and in addition to any disability benefits generally available to employees of Employer.

            (g)    Good Reason.    "Good Reason" shall mean:

                (i)  without his express written consent, the assignment to Employee of any duties inconsistent with his title, position, duties, responsibilities and status with Employer as contemplated by Section 2, or any other action by Employer that results in a diminution of Employee's title, duties, position or reporting relationships, or any removal of Employee from, or any failures to re-elect Employee to, any of such positions, except in connection with the termination of his employment for Cause or as a result of his Disability or death, or termination by Employee other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by Employer promptly after receipt of notice thereof given by Employee shall not constitute Good Reason;

               (ii)  any reduction in Employee's base salary, or a significant reduction in the aggregate employee benefits provided to Employee without his prior written consent, unless such reduction applies equally to other similarly situated employees of Employer, in each case, which is not remedied within ten (10) calendar days after receipt by Employer of written notice from the Employee of such change or reduction, as the case may be;

              (iii)  a determination by Employee made in good faith that he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to his position, which situation is not remedied within thirty (30) calendar days after receipt by Employer of written notice from Employee of such determination;

              (iv)  Employer relocating its principal executive offices or requiring Employee to relocate his principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring Employee to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case his prior consent;

               (v)  failure by Employer to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place; or

              (vi)  any material breach of this Agreement by Employer.

            (h)    Other Benefits.    "Other Benefits" shall mean, as of Employee's termination of Employment, accrued amounts or benefits required to be paid or provided to Employee under any other plan, program, policy or arrangement of Employer. Other Benefits shall be paid or provided for in accordance with the terms of such other plan, program, policy or arrangement except as otherwise specifically provided in this Agreement.

        10.    Compliance with Section 409A of the Code.    To the extent required to comply with Section 409A of the Code (and the regulations thereunder), any compensation to be paid or benefits to be provided in connection with Employee's termination of employment will be delayed until the earliest day on which such payments could be made or benefits provided in compliance (at which point all payments so-delayed shall be provided in one lump sum).

        11.    Governing Law.    This Agreement is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

        12.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties concerning the employment of Employee and supercedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

        13.    Indemnification.    Following the date of this Agreement, Employer shall not take any action to amend Employer's Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Employer, if such amendment would adversely affect Employee's right to receive indemnification from such corporation or bank.

        14.    Arbitration.    Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Employee or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after Employee's discharge or termination, Employee shall be awarded his or her costs, including attorneys' fees, provided Employee substantially prevails on at least one claim.

        15.    Assistance in Litigation.    Employee shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration, or other disputes involving Employer, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of Employee's employment for any reason, at the rate of One Thousand and No/l00 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 14.

        16.    Notices.    Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

    (a)
    If to Employer:

    Centennial Bank Holdings, Inc.
    1331 Seventeenth Street, Suite 300
    Denver, Colorado 80202
    Attn: General Counsel

    (b)
    If to Employee:

        17.    Binding Agreement.    This Agreement shall inure to the benefit of and be enforceable by Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there be no such designee, to his estate. This Agreement shall inure to the benefit of and be enforceable by Employer and any of its successors and assigns.

        18.    No Mitigation of Amounts Payable Hereunder.    Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

        19.    Advice of Counsel.    EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

        20.    Captions.    The captions of this Agreement are inserted for convenience and are not part of the Agreement.

        21.    Severability.    In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

        22.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

EMPLOYEE:
/s/ DANIEL M. QUINN Daniel M. Quinn
CENTENNIAL BANK HOLDINGS, INC.:
By:	/s/ JOHN M. EGGEMEYER, III
	Name:	John M. Eggemeyer, III
	Title:	Chairman

Annex A

WAIVER AND RELEASE OF CLAIMS

        In consideration of the payments and arrangements set forth in the employment agreement between you and Centennial Bank Holdings, Inc., a Delaware corporation ("Employer"), dated May 16, 2006 (the "Employment Agreement") and incorporated herein by reference, you agree knowingly and voluntarily as follows:

  1.
  You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Employer and any subsidiary or affiliate of Employer, and any of its present and former employees, directors, officers and agents (collectively referred to as "Releasees"), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Employer or to the termination of such employment or to your status as a shareholder or creditor of Employer.

  This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 ("ADEA") (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

  2.
  The payments received by you pursuant to the Employment Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Employer and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys' fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and Employer shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Employment Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as "COBRA").

  3.
  You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

  You also hereby expressly agree not to discuss the business affairs of Employer and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of Employer. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Employment Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

        Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Employment Agreement may be offset by any amounts you owe to Employer or any of its subsidiaries or affiliates.

        Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Employment Agreement, (ii) been given at least 21 days within which to consider this Settlement Agreement and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Employment Agreement.

        This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date:	, 200

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EMPLOYMENT AGREEMENT
  Annex A
WAIVER AND RELEASE OF CLAIMS